UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
AMENDMENT NUMBER 2

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[x]           Preliminary Information Statement
[  ]           Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
[  ]           Definitive Information Statement

BLUEGATE CORPORATION
________________________________________________
(Name of Registrant as Specified In Its Articles)

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[X]           No Fee Required

[ ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
_________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:
_________________________________________________________________

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
_________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:
_________________________________________________________________

(5)  Total fee paid:
_________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-
11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
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(2)  Form, Schedule or Registration Statement No.:
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(4)  Date Filed:
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Bluegate Corporation
701 North Post Oak Road, Suite 600
Houston, Texas 77024 USA
(713) 683-1370

NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT

Dear Shareholders:

The enclosed Information Statement is being furnished to the holders of record of shares of common stock (the “Common Stock”) of Bluegate Corporation, a Nevada Corporation (the “Company”) as of the close of business on the record date, November 7, 2009.  The purpose of the Information Statement is to notify our shareholders that on November 7, 2009, the Company received a written consent in lieu of a meeting of shareholders (the “Written Consent”) from the individuals and beneficial holders of (i) 13,009,235 shares of the issued and outstanding shares of our Common Stock, and (ii) 48 shares of the issued and outstanding shares of our Series C Convertible Non-Redeemable Preferred Stock (the “C Shares”), which C Shares have the right to vote as shares of Common Stock at the rate of fifteen (15) times the number of shares of Common Stock into which each of such C Shares is convertible into, and each C Share is convertible into 25,000 shares of Common Stock (18,000,000 votes in the aggregate) (collectively representing 70.4% of the Company’s issued and outstanding voting shares).  It was intended that the results of the resolutions approved in the shareholder consent be held in escrow pending effectiveness of the filing; however in order to complete the transactions and avoid filing for bankruptcy, it was agreed that funds would have to be paid by November 11, 2009 and the actions approved by the shareholder consent were taken effective November 7, 2009. The actions taken may be inconsistent with Rule 14c-2(b) under the Exchange Act; however, we believed that by taking those actions and filing Form 8-K disclosing the disposition of certain assets and business was more useful for the shareholders even though those actions were taken prior to the time period specified in Rule 14c-2(b) under the Exchange Act. The Written Consent adopted resolutions and authorized the Company to affect the following:

SUMMARY TERM SHEET.
•
In order to preserve common shareholder value, avoid bankruptcy and minimize Bluegate’s ongoing loss, effective November 7, 2009, Bluegate entered into the following transactions: (see Background on page 4 and Disposition of Certain Assets and Business on page 15)

•
Sold certain Bluegate Corporation assets and business to Sperco, LLC (a company controlled by Stephen Sperco who is Bluegate Corporation’s CEO/President/Director) for $200,000 (see Background on page 4; Disposition of Certain Assets and Business on page 15 and Exhibit10.1)

•
Entered into a Separation Agreement and Mutual Release in Full of all claims with Manfred Sternberg (former Director/Corporate Officer) in exchange for repayment of a loan plus accrued interest totaling $44,369 (see Background on page 4; Disposition of Certain Assets and Business on page 15 and Exhibit10.2)

•
Entered into a Separation Agreement and Mutual Release in Full of all claims with William Koehler (former Director/Corporate Officer) in exchange for repayment of a loan plus accrued interest totaling $44,374 (see Background on page 4; Disposition of Certain Assets and Business on page 15 and Exhibit10.3)

•
Sold certain Trilliant Technology Group, Inc.’s (“TTG”) assets and business (TTG is a 100% owned subsidiary of Bluegate Corporation)  to Trilliant Corporation (a company controlled by William Koehler, former Director/Corporate Officer) for a cash payment of $5,000 (see Background on page 4; Disposition of Certain Assets and Business on page 15 and Exhibit10.4)

•	Accepted the Fairness Opinion dated November 6, 2009 presented by Convergent Capital Appraisers. (see Background on page 4; Disposition of Certain Assets and Business on page 15 and Exhibit10.7)

You are urged to read the Information Statement in its entirety for a description of the actions taken by the super majority shareholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the holder of at least a majority of the outstanding shares of all voting stock of the Company.  Because shareholders holding at least a super majority of the voting rights of our outstanding voting shares (greater than 2/3 of the vote) have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of voting stock, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting your proxy in connection with the adoption of the resolutions and proxies are not requested from shareholders.

This Information Statement is expected to be mailed during April 2010, to shareholders of record on November 7, 2009.

Yours truly,

/s/ Stephen J. Sperco
Stephen J. Sperco
Chief Executive Officer

Bluegate Corporation
701 North Post Oak Road, Suite 600
Houston, Texas 77024 USA
(713) 683-1370

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the holders of the issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), of Bluegate Corporation, a Nevada corporation (the “Company”), as of November 7, 2009, in connection with the approval, by written consent of the shareholders constituting a super majority of the voting power of the shareholders (the “Super Majority Shareholders”) of the Company. It was intended that the results of the resolutions approved in the shareholder consent be held in escrow pending effectiveness of the filing; however in order to complete the transactions and avoid filing for bankruptcy, it was agreed that funds would have to be paid by November 11, 2009 and the actions approved by the shareholder consent were taken effective November 7, 2009. The actions taken may be inconsistent with Rule 14c-2(b) under the Exchange Act; however, we believed that by taking those actions and filing Form 8-K disclosing the disposition of certain assets and business was more useful for the shareholders even though those actions were taken prior to the time period specified in Rule 14c-2(b) under the Exchange Act. The Written Consent adopted resolutions, which authorized the Company to:

1)  Enter into an Asset Sale and Purchase Agreement to sell certain Bluegate Corporation assets to Sperco, LLC (a company controlled by Stephen Sperco (“Sperco”) who is Bluegate Corporation’s CEO/President/Director) for $200,000, with payment made by a combination of $100,000 cash and $100,000 forgiveness of debt, plus an adjustment on a dollar for dollar basis for any working capital; and

2) Enter into a Separation Agreement and Mutual Release in Full of all claims with Manfred Sternberg (former Director/Corporate Officer) in exchange for repayment of a loan plus accrued interest totaling $44,369 to Manfred Sternberg; and

3) Enter into a Separation Agreement and Mutual Release in Full of all claims with William Koehler (former Director/Corporate Officer) in exchange for repayment of a loan plus accrued interest totaling $44,374 with a direct payment to Mr. Koehler’s American Express account and a $1 payment to William Koehler; and

4) Enter into an Asset Sale and Purchase Agreement to sell certain Trilliant Technology Group, Inc.’s (“TTG”) assets (TTG is a 100% owned subsidiary of Bluegate Corporation)  to Trilliant Corporation (a company controlled by William Koehler, former Director/Corporate Officer) for a cash payment of $5,000; and

5) Enter into an Asset Sale and Purchase Agreement to sell certain Bluegate Corporation’s assets to SAI Corporation (“SAIC”) (a company controlled by Sperco) in exchange for a Mutual Release in Full of certain claims and a $1 payment to SAIC; and

6) Accept the Fairness Opinion dated November 6, 2009 presented by Convergent Capital Appraisers.

This Information Statement is expected to be mailed during April 2010, to shareholders of record on November 7, 2009.

The cost of this Information Statement will be borne by the Company.

The holders of a super majority of the Company’s voting shares (the “Voting Shares”), which Voting Shares consists of (i) the Common Stock and (ii) the Company’s issued and outstanding shares of Series C Convertible Non-Redeemable Preferred Stock, par value $0.001 per share (the “C Shares”), have voted for and approved the Resolutions by written consent. Accordingly, since the necessary approvals have been obtained, this Information Statement is being furnished solely for the purpose of providing notice to the Company’s shareholders of the Resolutions as required by Article 3.16 of the Company’s bylaws.

REASONS FOR THE RESOLUTIONS

Background
Bluegate Corporation has not been profitable since inception, has had negative cash flow problems for several years and has never received a clean opinion from the external auditors which have consistently cited “going concern” issues. Revenue has been decreasing as two lines of operation have not generated any substantial new business over the past year and will go dormant by the end of November 2009. The first six months of 2009 reported revenue of $1,966,000 and a net loss of $41,000. Preliminary results for the nine months of 2009 show revenue of $2,730,000 and a net loss of $202,000. The estimate for the fourth quarter of 2009 shows revenue of $460,000 and a loss from operations of $300,000. As of the end of nine months of 2009, total liabilities of $1,932,000 exceeded total assets of $294,000 by $1,639,000. Of the $1,932,000 of liabilities, $1,490,000 is owed to related parties. There is one secured creditor for $1,300,000 with a UCC filing on all of the Company’s assets and stock (from an entity controlled by the CEO/President/Director) and approximately $145,000 from two former Directors/Corporate Officers. The Operation will not have cash to sustain another 30 – 45 days. About 13 million of the 26 million shares outstanding are held by three individuals and one company.  The price of a share has declined from dollars to pennies over the last eight years and volume is negligible.

To resurrect the various operations will require expenditures for marketing and business development.  Given the poor stock performance, it is unlikely that funds could be raised through a stock offering.  The cash flow over the past two calendar years, shows approximately $6.25 million has been raised through the issuance of stock, options and warrants funding operating losses which totaled approximately $6.9 million over the two years.

Since all of the Company’s assets are pledged against $1.3 million in debt, it is unlikely that loans could be secured from traditional lending sources.  Bluegate Corporation is approaching a financial impasse that will require drastic measures if bankruptcy is to be avoided.

Financial tension within the organization has been caused by reduced compensation and exchanging paychecks for stock as well as major internal restructuring.  This has lead to discord among the Directors which has the potential to escalate to legal action.  If lawsuits are brought into this already dire financial situation, the cost and time delays will undoubtedly destroy what little value is left and bankruptcy will most surely be the inevitable conclusion to Bluegate Corporation’s existence.

The proposed transactions are a strategy to minimize the loss and avoid bankruptcy.  Management believes that first and foremost, the potential litigation must go away if progress is to be made.  To that end, approximately $90,000 of the $100,000 cash purchase price paid to Bluegate Corporation for the MGN assets will be used to repay loans from Mr. Sternberg and Mr. Koehler (two former Directors/Corporate Officers).  In exchange, they will provide full release and waivers of all claims.

Simultaneously, sell certain Trilliant Technology Group, Inc.’s (“TTG”) assets (TTG is a 100% owned subsidiary of Bluegate Corporation) to Trilliant Corporation (a company controlled by William Koehler, former Director/Corporate Officer) for a cash payment of $5,000 and sell certain Bluegate Corporation assets to SAIC (a company controlled by Stephen Sperco, who is Bluegate Corporation’s CEO/President/Director) in exchange for a Mutual Release in Full of certain claims.

Common Shareholder Dilution
Even with an infusion of $100,000 cash and the forgiveness of $100,000 of debt, shareholders’ equity will still be negative.  Previous financial statements show that the Company has amassed large losses in the last two years and funded those losses with dilutive shares.  Approximately $1.4 million of cash was raised while $4.8 million of shares / options / warrants were issued to cover expenses.

While the rate of loss has decreased in the last year, there is every expectation that losses will continue if operations are allowed to continue.  To cover those losses, more and more shares will likely be issued as there is no collateral for loans. Continuing to operate in this fashion will be detrimental to the common shareholders as their ownership value continues to be diluted. Without the Sperco, LLC purchase, the common shareholders have little or no hope of realizing any return on their investment.

ACTIONS TAKEN BY WRITTEN CONSENT

The Super Majority Shareholders approved the Resolutions by written consent dated November 7, 2009 (the “Record Date”).  As of the Record Date, there were 26,033,565 shares of Common Stock and 48 shares of Preferred Stock issued and outstanding, for a total of 44,033,565 Voting Shares.  Each holder of our Common Stock is entitled to one (1) vote for each share held by such holder.  Pursuant to Section 3 of the Company’s Certificate of the Designation, Preferences, Rights and Limitations of Series C Convertible Non-Redeemable Preferred Stock dated June 25, 2007, the C Shares have the right to vote as shares of Common Stock at the rate of fifteen (15) times the number of shares of Common Stock into which each such C Share is convertible into.  As of the Record Date, each C Share is convertible into 25,000 shares of Common Stock.  As of the Record Date, Stephen J. Sperco (“Sperco”), individually, and beneficially as President of SAI Corporation, as the holder of 48 shares of Preferred Stock can convert his Preferred Stock to 1,200,000 shares of Common Stock, thus giving him voting rights equivalent to 18,000,000 shares of Common Stock.  The Super Majority Shareholders individually, and beneficially being the holders of 31,009,235 Voting Shares in the aggregate as of the Record Date, being equal to approximately 70.4% of the number of Voting Shares then issued and outstanding, has executed a written consent approving the Resolutions.

Pursuant to Section 78.320 of the NRS, the approval of a super majority of the Company’s voting power is required in order for shareholders to take action by written consent without a meeting. Section 78.320 of the NRS eliminates the need to hold a meeting of the Company’s shareholders to approve the Resolutions by providing that, unless Company’s articles of incorporation or bylaws state otherwise, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the Company’s voting power. In order to eliminate the costs and management time involved in holding a meeting and in order to affect the Resolutions as early as possible, the Company resolved to proceed with the Resolutions by written consent of the Super Majority Shareholders.

EXPECTED DATE FOR EFFECTING THE RESOLUTIONS

It was intended that the results of the resolutions approved in the shareholder consent be held in escrow pending effectiveness of the filing; however in order to complete the transactions and avoid filing for bankruptcy, it was agreed that funds would have to be paid by November 11, 2009 and the actions approved by the shareholder consent were taken effective November 7, 2009. The actions taken may be inconsistent with Rule 14c-2(b) under the Exchange Act; however, we believed that by taking those actions and filing Form 8-K disclosing the disposition of certain assets and business was more useful for the shareholders even though those actions were taken prior to the time period specified in Rule 14c-2(b) under the Exchange Act.

OUTSTANDING VOTING SHARES

As of the Record Date, there were 48 C Shares and 26,033,565 shares of Common Stock issued and outstanding. The C Shares and Common Stock constitute the issued and outstanding classes of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one (1) vote on all matters submitted to shareholders.  Each C Share has the right to vote as a share of Common Stock at the rate of fifteen (15) times the number of shares of Common Stock into which such C Share is convertible.  Assuming all of the C Shares are converted, there are 44,033,565 Voting Shares issued and outstanding.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the name, age, positions and offices or employments for the past five years as of December 31, 2009, of our executive officers and directors. Members of the Board of Directors are elected and hold office until their successors are elected and qualified. All of the officers serve at the pleasure of the Board of Directors of the Company.

NAME	AGE	POSITION

Stephen Sperco (a)	56	Director/Chief Executive Officer/President

Manfred Sternberg (b)	50	Former Director/Chief Strategy Officer

William Koehler (c)	44	Former Director/President

Charles Leibold (d)	60	Director/Chief Financial Officer

Dale Geary (e)	52	Former Director

(a) Effective July 30, 2009, the titles of CEO and President were combined, and Stephen Sperco was appointed President. Mr. Sperco is our CEO/President and Director. Stephen Sperco was appointed Chairman of the Board.
(b) Effective July 30, 2009, the executive officer position of Chief Strategy Officer was eliminated and Mr. Sternberg’s employment was terminated. Effective October 28, 2009, Mr. Sternberg resigned as Director.
(c) Effective May 31, 2009, Mr. Koehler resigned as President and effective October 27, 2009 resigned as Director.
(d) Effective July 29, 2009, Charles Leibold became a Director as a result of: (A) the June 12, 2009 written consent of a majority of our shareholders; (B) the June 22, 2009 filing of a Preliminary Information Statement; (C) the July 8, 2009 filing of a Definitive Information Statement; and, (D) the July 9, 2009 mailing of the Definitive Information Statement to our shareholders.  The Definitive Information Statement had a record date of June 25, 2009.
(e) Mr. Geary served on our compensation committee and effective October 28, 2009 resigned as Director.

Stephen Sperco was appointed the Company’s Chief Operating Officer on December 31, 2006 and then was appointed Chief Executive Officer on April 2, 2007. Mr. Sperco is the founder and President of Sperco Associates, Inc. and Sperco Technology Group, L.L.C. Sperco Associates was founded in 1986 and is headquartered in Chicago, Illinois. Both organizations are privately held consulting firms that focus in the areas of Telecommunications and Information Technology (IT) systems. The organizations provide independent, third party consulting, planning, and facilities management services. The consulting personnel provide services in the area of Telecommunications to support the voice, data, and image requirements of clients. Support in the area of IT systems is provided for the Desktop Computing, Local Area Network (LAN), and Wide Area Network (WAN) requirements of clients. The organizations also provide Management Support, Staff Augmentation, Quality Assurance, and operational functions related to Facilities Management and Outsourcing engagements. The firm has conducted consulting engagements in North America, the United Kingdom, and Europe. The industry focus of Sperco Associates has been in the Private Sector with Financial Services, Insurance, Health Care, and Fortune 1000 organizations. The focus of Sperco Technology Group has been in the Public Sector with Education and Health Care organizations. For IT Infrastructure, Telecommunications, and IT Physical Infrastructure the firms have developed significant expertise in Strategic Planning, Optimization, Design, Procurement, Contract Negotiations, Quality Assurance, and Implementation Project Management. In the areas of Facilities Management and Outsourcing, the firms have developed significant expertise in Organization Management and Planning, Project Management, Strategic Planning, Contract Negotiations, and the management of day-to-day department operations. The firms have extensive experience in the specialty areas of Financial Trading Floors, Call Center Applications, Structured Wiring Systems, Voice Recording/Logging Applications, Interactive Voice Response (IVR) applications, IP Telephony, and Network Optimization. Mr. Sperco is responsible for both the executive management of the consulting firms and the direction of consulting engagements. Mr. Sperco has been a consultant since 1975 and in this capacity has extensive experience with the planning and management of complex engagements. Before founding Sperco Associates, Inc., Mr. Sperco was a principal and Regional Vice President for Marketing and Systems Development Corporation. Marketing and Systems Development Corporation was a telecommunications consulting firm that was subsequently purchased by EDS. Mr. Sperco was with Marketing and Systems Development Corporation for ten years. Mr. Sperco earned a Bachelor of Arts degree in Economics from Middlebury College, Middlebury, Vermont in 1975. Effective July 30, 2009, the titles of CEO and President were combined, and Stephen Sperco was appointed President. Mr. Sperco is our CEO/President and Director. Stephen Sperco was appointed Chairman of the Board.

Manfred Sternberg has been our Chief Executive Officer and a Director since 2001. Mr. Sternberg shifted from Chief Executive Officer to Chief Strategy Officer on April 2, 2007. Prior to 2001, Mr. Sternberg was an investor and board member of several broadband providers in Houston, Texas including our predecessor.  He is a graduate of Tulane University and Louisiana State University School of Law. Mr. Sternberg is licensed to practice law in Texas and Louisiana and is Board Certified in Consumer and Commercial Law by the Texas Board of Legal Specialization. Effective July 30, 2009, the executive officer position of Chief Strategy Officer was eliminated and Mr. Sternberg’s employment was terminated.  Effective October 28, 2009, Mr. Sternberg resigned as Director.

William Koehler has been a Director since May, 2003.  Mr. Koehler was appointed President and Chief Operating Officer in September 2005 after Bluegate acquired substantially all of the assets of Trilliant Corporation, of which Mr. Koehler was a founder and served as President/CEO from 2000 until September 2005.  From 1992 until 2000, Mr. Koehler was the Vice President of Business Development of an Electrical Engineering firm that specialized in the assessment, design and project implementation of technology efforts for their clients.  Mr. Koehler has a BBA from Texas A&M in Business Analysis, with a specialization in Production Operation Management.  Mr. Koehler has spent the last 15 years of his career working in the IT and Professional Services industry and has a broad range of skills.  His experience ranges from the design and management of the implementation of multination voice and data networks to the needs assessment and the development of a Global technology strategy for large multinational corporations.  The customers that Mr. Koehler has worked with include Pennzoil, American General Insurance, Texaco, British Petroleum, Brown and Root and many others.  At the same time he has worked with dozens of school districts by assisting in the development of more cost effective and robust systems in an attempt to help these districts move technology into the classrooms and help children learn.  Mr. Koehler has spoken at many state and local events about technology and continues to look for opportunities to continue this effort. Effective May 31, 2009, Mr. Koehler resigned as an employee from the company and effective October 27, 2009 resigned as Director.

Charles Leibold became Bluegate's Controller in January 2006 and effective June 1, 2006 he was appointed our Chief Financial Officer. Mr. Leibold began his career with the Big Four accounting firm of Deloitte and Touche. Subsequently, he became Director of International and Domestic Field Audit for the Avis Rent a Car System and Vice President of Finance and Treasurer of AIM Group, Inc., the holding company for certain Budget Rent a Car franchises. From January 1998 through May 1999, as Manager of AquaSource Inc., he was aggressively involved in the development of a start-up venture experiencing rapid growth through acquisitions. Specifically he was responsible for the successful transition of all of the seller's business into AquaSource. From June 1999 through May 2003, as Vice President and Director of Acquisition Partners, Inc., he directed the strategic planning and staffing of a start-up venture providing acquisitions and divestiture services to its clients. From June 2003 through mid-January 2006, Mr. Leibold provided consulting, accounting and tax services to clients in a wide variety of industries. In addition to having served in key financial management roles for both large and small companies, Mr. Leibold is a Certified Public Accountant and a Member of the Institute of Certified Public Accountants and Texas State Board of Public Accountancy. Mr. Leibold graduated from Pace University with a BBA in Accounting. Effective July 29, 2009, Charles Leibold became a Director as a result of: (A) the June 12, 2009 written consent of a majority of our shareholders; (B) the June 22, 2009 filing of a Preliminary Information Statement; (C) the July 8, 2009 filing of a Definitive Information Statement; and, (D) the July 9, 2009 mailing of the Definitive Information Statement to our shareholders.  The Definitive Information Statement had a record date of June 25, 2009. Mr. Leibold remains our Chief Financial Officer and Principal Accounting Officer.

Dale Geary was appointed as a Director in June 2007.  Mr. Geary is a Managing Director of SAI Corporation (“SAIC”) which is a control person of Bluegate Corporation.  He has been with SAIC since its inception in 1996.  SAIC is involved in both the investment in, and providing resources to Telecommunications and Information Technology organizations.  At SAIC, Mr. Geary is responsible for client engagements and business development.  Mr. Geary earned a Bachelor of Science degree in Computer Science and Business Administration in 1982 from Northern Illinois University in DeKalb, Illinois. Effective October 28, 2009, Mr. Geary resigned as Director.

BOARD OF DIRECTORS

In June 2007, we increased the size of our Board of Directors to consist of five Directors. We currently have two members of our Board of Directors, who were elected and hold office until their successors are elected and qualified. There are three vacancies. The two members of the Board of Directors are Stephen Sperco and Charles Leibold. Effective July 30, 2009, Stephen Sperco was appointed Chairman of the Board and the titles of CEO and President were combined, and Stephen Sperco was appointed President. Mr. Sperco is our CEO/President and Director.  Effective July 29, 2009, Charles Leibold became a Director as a result of: (A) the June 12, 2009 written consent of a majority of our shareholders; (B) the June 22, 2009 filing of a Preliminary Information Statement; (C) the July 8, 2009 filing of a Definitive Information Statement; and, (D) the July 9, 2009 mailing of the Definitive Information Statement to our shareholders.  The Definitive Information Statement had a record date of June 25, 2009. Mr. Leibold remains our Chief Financial Officer and Principal Accounting Officer. Effective July 30, 2009, the executive officer position of Chief Strategy Officer was eliminated and Mr. Sternberg’s employment was terminated.  Effective October 28, 2009, Mr. Sternberg resigned as Director. Effective May 31, 2009, Mr. Koehler resigned as an employee from the company and effective October 27, 2009, Mr. Koehler resigned as Director. Effective October 28, 2009, Mr. Geary resigned as Director. Executive officers are appointed by the Board of Directors and serve until their successors have been duly elected and qualified. There is no family relationship between any of our directors and executive officers.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid for services rendered to the Company during the last two fiscal years by the Named Executive Officers:

                                                                              SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	All Other Compensation (6) ($)	Total ($)
Stephen Sperco (1)	2009	6,000	2,499	8,499
CEO (PEO), President/Director	2008	49,334	19,000	68,334

Manfred Sternberg (2)	2009	14,000	2,499	16,499
Former Chief Strategy Officer/ Director	2008	49,334	19,000	68,334

William Koehler (3)	2009	6,000	2,499	8,499
Former President/Director	2008	49,334	19,000	68,334

Charles Leibold (4)	2009	142,325	2,625	144,950
CFO (PFO), Secretary/Director	2008	147,000	9,000	156,000

Larry Walker (5)	2009	82,292		82,292
Former President of Trilliant Technology Group, Inc.	2008	125,000		125,000
(100% owned subsidiary)

 (1)In December 2006, we entered into a two year employment agreement with Stephen Sperco at an annual base salary of $150,000 with a monthly vehicle transportation allowance of $750 to serve as our Chief Operating Officer. In April 2007, Mr. Sperco was appointed our Chief Executive Officer. In June 2007, one of the conditions of Mr. Sperco’s purchase of Series C Preferred Stock described in the attached financial statements, footnote 9 – stockholders’ deficit, was that Mr. Sperco be appointed a Director. In November 2007, Mr. Sperco was granted a $100,000 cash bonus by the board of directors as a result of his achievements attained during his first six months as the Company’s CEO. This bonus was paid in December 2007. In December 2008, Mr. Sperco’s employment agreement expired. In an effort to reduce the company’s cash flow constraints, effective January 1, 2008, Mr. Sperco’s base salary was reduced to $100,000. On May 1, 2008, Mr. Sperco’s annual base salary was further reduced to $24,000 until the company achieves a net positive cash flow from operations and beginning January 2009, Mr. Sperco no longer received a vehicle transportation allowance. Effective March 31, 2009, Mr. Sperco’s annual base salary was further reduced to -0-.

Effective January 1, 2007, the Company approved a compensation plan for its Board of Directors. Under the compensation plan all directors would be compensated at the rate of $10,000 annually. Mr. Sperco had earned $2,500, $10,000 and $5,000 for 2009, 2008 and 2007, respectively under this plan. Effective March 31, 2009 fees for directors were terminated.

In December 2007, 8,601,400 previously issued common stock options to certain employees with exercise prices ranging from $0.39 to $6.00 were reduced to $0.34. As a result of this transaction, 1,200,000 of Mr. Sperco’s options with an exercise price of $0.95 were reduced to $0.34. In December 2007, Mr. Sperco was granted 100,000 options to purchase common stock at an exercise price of $0.17 per share vesting immediately and expiring on December 31, 2012. In February 2008, the exercise price of the previously issued options to Mr. Sperco to purchase 1,200,000 shares and 100,000 shares of our common stock at $0.34 and $0.17 per share, respectively, was reduced to $0.0333334 per share.

(2) In February 2005 we entered into an employment agreement with Mr. Sternberg for a period of two years at an annual base salary of $180,000, a monthly vehicle transportation allowance of $750 (which was increased to $1,500 during 2006) and bonus opportunity, to serve as our Chief Executive Officer. In November 2006, Mr. Sternberg was granted a bonus by the board of directors as a result of his past efforts to the Company and this bonus was paid in January 2007 through the issuance of 150,000 shares of common stock to Mr. Sternberg. In February 2007, Mr. Sternberg’s employment agreement expired and in April 2007, Mr. Sternberg shifted from Chief Executive Officer to Chief Strategy Officer. In an effort to reduce the company’s cash flow constraints, effective January 1, 2008, Mr. Sternberg’s base salary and monthly vehicle transportation allowance were reduced to $100,000 and $750, respectively. On May 1, 2008, Mr. Sternberg’s annual base salary was further reduced to $24,000 until the company achieves a net positive cash flow from operations and beginning January 2009, Mr. Sternberg no longer received a vehicle transportation allowance. Effective July 30, 2009, the executive officer position of Chief Strategy Officer was eliminated and Mr. Sternberg’s employment was terminated.  Effective October 28, 2009, Mr. Sternberg resigned as Director.

Effective January 1, 2007, the Company approved a compensation plan for its Board of Directors. Under the compensation plan all directors would be compensated at the rate of $10,000 annually. Mr. Sternberg had earned $2,499, $10,000 and $10,000 for 2009, 2008 and 2007, respectively under this plan. Effective March 31, 2009 fees for directors were terminated.

As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with Mr. Sternberg effective November 7, 2009, accrued vehicle allowances of $6,000 and accrued directors’ fees of $22,499 were eliminated.

In December 2007, 8,601,400 previously issued common stock options to certain employees with exercise prices ranging from $0.39 to $6.00 were reduced to $0.34. As a result of this transaction, 3,375,000 of Mr. Sternberg’s options with exercise prices ranging from $0.50 to $2.00 were reduced to $0.34. In December 2007, Mr. Sternberg was granted 100,000 options to purchase common stock at an exercise price of $0.17 per share vesting immediately and expiring on December 31, 2012.

(3) In September 2005 we entered into an employment agreement with William Koehler for a period of two years at an annual base salary of $150,000 with a monthly vehicle transportation allowance of $750 (which was increased to $1,250 during 2006) to serve as President and Chief Operating Officer. In September 2007, Mr. Koehler’s employment agreement expired. In an effort to reduce the company’s cash flow constraints, effective January 1, 2008, Mr. Koehler’s base salary and monthly vehicle transportation allowance were reduced to $100,000 and $750, respectively. On May 1, 2008, Mr. Koehler’s annual base salary was further reduced to $24,000 until the company achieves a net positive cash flow from operations and beginning January 2009, Mr. Koehler no longer received a vehicle transportation allowance. Effective March 31, 2009, Mr. Koehler’s annual base salary was further reduced to -0-. Effective May 31, 2009, Mr. Koehler resigned as an employee from the company and effective October 27, 2009 resigned as Director.

Effective January 1, 2007, the Company approved a compensation plan for its Board of Directors. Under the compensation plan all directors would be compensated at the rate of $10,000 annually. Mr. Koehler had earned $2,499, $10,000 and $10,000 for 2009, 2008 and 2007, respectively under this plan. Effective March 31, 2009 fees for directors were terminated.

As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with Mr. Koehler effective November 7, 2009, accrued vehicle allowances of $6,000 and accrued directors’ fees of $22,499 were eliminated.

In December 2007, 8,601,400 previously issued common stock options to certain employees with exercise prices ranging from $0.39 to $6.00 were reduced to $0.34. As a result of this transaction, 1,590,000 of Mr. Koehler’s options with exercise prices ranging from $0.50 to $1.08 were reduced to $0.34. In December 2007, Mr. Koehler was granted 100,000 options to purchase common stock at an exercise price of $0.17 per share vesting immediately and expiring on December 31, 2012.

(4) In January 2006, Charles Leibold was hired as the Company’s Controller and in June 2006, we entered into a two year employment agreement with him to serve as our Chief Financial Officer at an annual base salary of $140,000 with a monthly vehicle transportation allowance of $750. In January 2007, Mr. Leibold’s annual salary was increased to $147,000 and in May 2008, his employment agreement expired. Effective April 16, 2009, Mr. Leibold’s annual base salary was reduced to $140,400 and he no longer received a vehicle transportation allowance.

In December 2007, 8,601,400 previously issued common stock options to certain employees with exercise prices ranging from $0.39 to $6.00 were reduced to $0.34. As a result of this transaction, 600,000 of Mr. Leibold’s options with an exercise price of $0.75 were reduced to $0.34. In December 2007, Mr. Leibold was granted 100,000 options to purchase common stock at an exercise price of $0.17 per share vesting immediately and expiring on December 31, 2012.

 (5) In September 2005 we entered into an employment agreement with Larry Walker for a period of two years at an annual base salary of $125,000 per year serve as President of Trilliant Technology Group, Inc. a subsidiary of Bluegate. In September 2007, Mr. Walker’s employment agreement expired and effective September 30, 2009, Mr. Walker’s employment was terminated.

In December 2007, 8,601,400 previously issued common stock options to certain employees with exercise prices ranging from $0.39 to $6.00 were reduced to $0.34. As a result of this transaction, 590,000 of Mr. Walker’s options with exercise prices ranging from $0.60 to $1.50 were reduced to $0.34. In December 2007, Mr. Walker was granted 100,000 options to purchase common stock at an exercise price of $0.17 per share vesting immediately and expiring on December 31, 2012.

(6)The amounts in this column reflect the vehicle transportation allowance and fees earned as directors for Stephen Sperco, Manfred Sternberg and William Koehler and vehicle transportation allowance for Charles Leibold.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2009

Option Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date

Stephen Sperco		50,000	(1)	0.03	12/31/2011

Manfred Sternberg		275,000	(2)	0.34	1/31/2010
		1,000,000	(3)	0.34	1/31/2010
		1,500,000	(4)	0.34	11/28/2011
		600,000	(5)	0.34	11/28/2011
		100,000	(6)	0.17	12/31/2012
		3,475,000

William Koehler		50,000	(7)	0.34	2/22/2010
		340,000	(8)	0.34	9/1/2010
		1,200,000	(9)	0.34	8/1/2011
		100,000	(6)	0.17	12/31/2012
		1,690,000

Charles Leibold		600,000	(10)	0.34	6/1/2011
		100,000	(6)	0.17	12/31/2012
		700,000

Larry Walker		250,000	(11)	0.34	9/1/2010
		340,000	(12)	0.34	6/1/2011
		100,000	(6)	0.17	12/31/2012
		690,000

Note	Grant Date	Incremental Vesting Dates
(1)	12/31/2006	25,000	vested monthly from 11/08 through 12/08
(2)	2/1/2005	275,000	vested 2/1/05
(3)	2/1/2005	50,000	vested 2/1/05; 50,000 monthly from 3/05 through 9/06
(4)	11/28/2006	1,500,000	vested 11/28/06
(5)	11/28/2006	100,000	vested monthly from 12/06 through 5/07
(6)	12/31/2007	100,000	vested 12/31/07
(7)	2/23/2005	50,000	vested 2/23/05
(8)	9/1/2005	50,000	vested 9/1/05 and 290,000 vested on 9/1/06
(9)	8/1/2006	600,000	vested on 8/1/06; 50,000 monthly from 9/06 through 8/07
(10)	6/1/2006	50,000	vested 6/1/06; 25,000 monthly from 7/06 through 4/08
(11)	9/1/2005	10,417	vested monthly from 9/05 through 8/07
(12)	8/1/2006	100,000	vested 8/1/06; 20,000 monthly from 9/06 through 8/07

DIRECTOR COMPENSATION

The following table presents a summary of the compensation earned to the members of the Board of Directors and each Committee Chair during the fiscal year ended December 31, 2009.
Name	Fees Earned or Paid in Cash ($)
Stephen Sperco (1)	-
Manfred Sternberg (2)	-
William Koehler (2)	-
Dale Geary (3)	3,750

Effective January 1, 2007, the board approved to compensate each member of the Board of Directors and each Committee Chair with an annual payment in the amount of $10,000 and $5,000, respectively. Effective March 31, 2009 fees for directors and committee chairs were terminated.

(1)	The compensation for this Director is included in Executive Compensation.
(2)	The compensation for these Former Directors is included in Executive Compensation. Effective October 27, 2009 and October 28, 2009, Mr. Koehler and Mr. Sternberg resigned as Directors, respectively.
(3)	Mr. Geary, as a Director and Compensation Committee Chairman, earned $2,499 and $1,251 respectively. Effective October 28, 2009, Mr. Geary resigned as Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of information concerning the number of shares of common stock owned beneficially as of March 19, 2010 which was 26,033,565 shares, by: (i) each person (including any group) known by us to own more than five (5%) of any class of our voting securities, (ii) each of our directors and executive officers, and (iii) our officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

TITLE OR CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS (1)
Common Stock	Manfred Sternberg	7,238,868	(2)	24.6%
	1110 Guinea Drive
	Houston, Texas 77055
Common Stock	William Koehler	4,925,117	(3)	17.5%
	1602 Lynnview Drive
	Houston, Texas 77055
Common Stock	Stephen Sperco	15,420,250	(4)	44.0%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024
Common Stock	SAI Corporation	4,713,500	(5)	16.3%
	180 North Stetson Avenue, Suite 700
	Chicago, Illinois 60601
Common Stock	Charles Leibold	850,000	(6)	3.2%
	701 N. Post Oak, Suite 600
	Houston, Texas 77024
Common Stock	Robert Davis	1,779,228	(7)	6.8%
	105 W. Santa Rosa
	Victoria, Texas 77901
All executive officers and directors - 2 persons		16,270,250	(8)	45.5%
(1) The percentage of beneficial ownership of Common Stock is based on 26,033,565 shares of Common Stock outstanding as of March 19, 2010 and includes all shares of Common Stock issuable upon the exercise of outstanding options, warrants or conversion of preferred shares to purchase Common Stock.

(2) Of the 7,238,868 shares beneficially owned by Mr. Sternberg: (i) 3,220,279 are common shares owned directly by Mr. Sternberg, (ii) 683,589 are common shares owned indirectly by Mr. Sternberg, and (iii) 3,335,000 are common shares issuable upon the exercise of options and warrants.

(3) Of the 4,925,117 shares beneficially owned by Mr. Koehler: (i) 2,735,117 are common shares owned directly by Mr. Koehler, and (ii) 2,190,000 are common shares issuable upon the exercise of options and warrants.

(4) Of the 15,420,250 shares beneficially owned by Mr. Sperco: (i) 4,456,750 are common shares owned directly by Mr. Sperco, (ii) 1,913,500 are common shares owned indirectly by Mr. Sperco, (iii) 7,850,000 are common shares issuable upon the exercise of options and warrants, and (iv) 1,200,000 are common shares issuable upon the conversion of preferred shares. Mr. Sperco controls SAI Corporation which is listed in item 5 below. In June 2007 the board of directors approved the issuance of 48 shares of Series C voting convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $12,500 per share. Each share of Series C convertible preferred stock may be converted, at the option of the shareholder, into 25,000 shares of common stock or a total of 1,200,000 shares of common stock. Each share of preferred stock has 15 times the number of votes its conversion-equivalent number of shares of common stock, or 375,000 votes per share of preferred stock. The 48 shares of preferred stock will have an aggregate of 18 million votes. Effective June 28, 2007, we sold 8 shares of Series C preferred stock for $100,000 in cash to SAI Corporation. We also granted to SAI Corporation warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012. On the same day we sold 40 shares of Series C preferred stock for $500,000 in cash to Stephen Sperco. We also granted to Stephen Sperco warrants to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012. The Preferred Stock votes along with the common stock on all matters requiring a vote of shareholders and the Preferred Stock is not redeemable by us. Bluegate’s net tangible book value (deficit) per share was ($0.13) prior to the investment in the preferred stock by Mr. Sperco and SAI Corporation on June 28, 2007. After the $600,000 cash investment and assuming that Mr. Sperco and SAI Corporation converted all of the 48 shares of preferred stock into 1,200,000 shares of common stock and exercised all of the 7,200,000 warrants at $0.17 per share resulting in $1,020,000 proceeds to Bluegate, Bluegate’s net tangible book value (deficit) per share would have been reduced to ($0.01). As a result of his purchase of Series C Preferred Stock described above, and his previously and subsequently acquired stock, options and warrants, Mr. Sperco beneficially owns 44% of our common stock without taking into account the super voting power of the Preferred stock, and 62% when taking into account the super voting power of the Preferred Stock.

(5) Of the 4,713,500 shares beneficially owned by SAI Corporation: (i) 1,913,500 are common shares owned directly by SAI Corporation, (ii) 2,600,000 are common shares issuable upon the exercise of warrants, and (iii) 200,000 are common shares issuable upon the conversion of preferred shares. SAI Corporation is controlled by Mr. Sperco who is listed in item 4 above. In June 2007 the board of directors approved the issuance of 48 shares of Series C voting convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $12,500 per share. Each share of Series C convertible preferred stock may be converted, at the option of the shareholder, into 25,000 shares of common stock or a total of 1,200,000 shares of common stock. Each share of preferred stock has 15 times the number of votes its conversion-equivalent number of shares of common stock, or 375,000 votes per share of preferred stock. The 48 shares of preferred stock will have an aggregate of 18 million votes. Effective June 28, 2007, we sold 8 shares of Series C preferred stock for $100,000 in cash to SAI Corporation. We also granted to SAI Corporation warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012. The Preferred Stock votes along with the common stock on all matters requiring a vote of shareholders and the Preferred Stock is not redeemable by us. As a result of SAI Corporation's purchase of Series C Preferred Stock described above, and the previously and subsequently acquired stock and warrants, SAI Corporation beneficially owns 17% of our common stock without taking into account the super voting power of the Preferred stock, and 24% when taking into account the super voting power of the Preferred Stock.

(6) Of the 850,000 shares beneficially owned by Mr. Leibold: (i) 150,000 are common shares owned directly by Mr. Leibold, and (ii) 700,000 are common shares issuable upon the exercise of options.
(7) Of the 1,779,228 shares beneficially owned by Mr. Davis: (i) 35,023 are common shares owned directly by Mr. Davis, (ii) 1,546,205 are common shares owned indirectly by Mr. Davis, and (iii) 198,000 are common shares issuable upon the exercise of options and warrants.

(8) Includes shares, options, warrants and preferred convertible shares owned by these persons.
As described in items 4 and 5 above, as a result of Mr. Sperco's and SAI Corporation's purchase of Series C Preferred Stock, and Mr. Sperco's previously and subsequently acquired stock, options and warrants, Mr. Sperco beneficially owns 44% of our common stock without taking into account the super voting power of the Preferred stock, and 62% when taking into account the super voting power of the Preferred Stock.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Item 3 (a) (1)

Name	Title	Substantial Interest	Other
Stephen J. Sperco	Director and Officer	44.0% beneficial interest (62.1% beneficial interest when taking into account the super voting power of Preferred Stock)
Purchased certain assets with the payment of $100,000 cash by Sperco, LLC (an entity controlled by Stephen Sperco) and reduced secured debt by $100,000 from SAI Corporation (an entity controlled by Stephen Sperco)

Manfred Sternberg	Former Director/Officer	27.8% beneficial interest	Received payment of outstanding loan and accrued
interest totaling $44,369 and release of all claims.

William Koehler	Former Director/Officer	17.5% beneficial interest	Received payment of outstanding loan and accrued
interest totaling $44,374 and release of all claims.
Purchased certain assets with the payment of $5,000 cash.

Dale Geary	Former Director	1.1% beneficial interest	None

Charles E. Leibold	Director and Officer	3.2% beneficial interest	None

Item 3 (a) (2) - Not applicable

Item 3 (a) (3) - Not applicable

Item 3 (b) - None

BUSINESS CONDUCTED.

Our Business Prior to the November 7, 2009 Disposition of Certain Assets and Business.
Bluegate provided the nation's only Medical Grade Network that facilitated physician and clinical integration between hospitals and physicians in a secure private environment.  As a leader in providing the Healthcare industry outsourced Information Technology (IT) solutions and remote IT management services, Bluegate provided hospitals and physicians with a single source solution for all of their clinical integration and IT needs.  Additionally Bluegate provided IT, telecommunication, implementation project management and consulting through its professional services organization.

Our Business Subsequent to the November 7, 2009 Disposition of Certain Assets and Business.
Bluegate consists of the networking service (carrier/circuit) business that provides internet connectivity to corporate clients on a subscription basis; essentially operating as a broker.  Our strategy is to stabilize our internet connectivity business and pursue expansion of our market outside of the healthcare industry.

REGULATORY APPROVALS.

SEC regulation requirements must be complied with or approval must be obtained in connection with the transaction. Specifically, Rule 14c-2(b) states “The distribution of the information statement shall be sent or given at least 20 calendar days prior to the meeting date or, in  the case of corporate action taken pursuant to the consents or authorizations of security holders, at least 20 calendar days prior to the earliest date on which corporate action may be taken.” It was intended that the results of the resolutions approved in the shareholder consent be held in escrow pending effectiveness of the filing; however in order to complete the transactions and avoid filing for bankruptcy, it was agreed that funds would have to be paid by November 11, 2009 and the actions approved by the shareholder consent were taken effective November 7, 2009. The actions taken may be inconsistent with Rule 14c-2(b) under the Exchange Act; however, we believed that by taking those actions and filing Form 8-K disclosing the disposition of certain assets and business was more useful for the shareholders even though those actions were taken prior to the time period specified in Rule 14c-2(b) under the Exchange Act. Pursuant to the State of Nevada Revised Statutes, which authorizes the taking of action by written consent of the shareholders without a meeting, a super majority of the voting power of the shareholders of Bluegate gave their consent to the above actions. During November 2009, Bluegate filed a Preliminary Information Statement on Schedule 14C with the SEC and subsequently submitted responses to their comments. We are waiting for the SEC’s response in order to file a Definitive Information Statement on Schedule 14C and finalize the notice to be mailed to shareholders.

REPORTS, OPINIONS, APPRAISALS.

Prior to the purchase/sale transaction, the Company obtained a Fairness Opinion from an outside party - Convergent Capital Appraisers LLC, represented by Jeffrey A. Schumacher, Founder and Managing Member. Mr. Schumacher is a Certified Public Accountant in the State of Texas; Accredited in Business Valuation; Accredited Senior Appraiser / Business Valuation; had several speaking engagements at professional organizations commencing in 1994; and had several articles published in professional journals.

Bluegate Corporation selected Convergent Capital Appraisers LLC through a predecessor firm McClure, Schumacher and Associates, LLP that had previously performed independent valuation services relative to accounting issues and FASB 141 in conjunction with the purchase of Trilliant Corporation by Bluegate Corporation or related entity as of September 15, 2005 and December 31, 2006.

There is no material relationship that existed during the past two years or was mutually understood to be contemplated between the outside party, its affiliates, and/or unaffiliated representative and Bluegate Corporation or its affiliates. The appraisal relates to the fairness of the consideration and Bluegate Corporation determined the amount of consideration to be paid. Convergent Capital Appraisers LLC’s compensation for the fairness opinion and analysis services was based upon hourly rates which totaled $6,741.25 and was paid by Bluegate Corporation in October 2009.

Convergent Capital Appraisers, LLC was engaged by Bluegate Corporation, to render a Fairness Opinion (and charge a fee based upon the industry standard  rates) in regard to the following described transactions.  Stephen Sperco (through Sperco, LLC - a company controlled by him) will purchase certain assets from Bluegate Corporation (“BGAT”) with payment made by a combination of cash and the conversion of debt. The assets to be purchased will be the BGAT Medical Grade Network (“MGN”) operation that supports clients with field engineers, consulting, and the sale of product. Trilliant Corporation will purchase certain assets from BGAT with a cash payment. The assets to be purchased will be the Trilliant Technology Groups (“TTG”) consulting operation. SAI Corporation (“SAIC”) will purchase certain assets from BGAT in exchange for a Mutual Release in Full of certain claims. The assets to be purchased will be the Healthcare Information Management Systems (“HIMS”) consulting operation.  The remaining Carrier/Circuit business will remain in Bluegate Corporation. There was no limitation imposed by Bluegate or affiliate on the scope of the investigation.

Convergent Capital Appraisers, LLC (CCA) in rendering their opinion, have relied without independent verification upon the accuracy and completeness of the financial and other information provided by Bluegate Corporation and their agents. CCA has assumed such information to be correct and complete in all material aspects.  CCA has not attempted to independently verify public or private information considered in their valuation.  CCA held discussions with Management regarding the condition and outlook for its operations, and have made such other investigations and analyses, as they have deemed necessary.  CCA has assumed that there has been no material change in Bluegate Corporation’s financial condition, results of operations, business or prospects since the date of the last financial statements unless otherwise noted.CCA believes that the analysis of management’s anticipated performance and resulting lack of cash flow is a reasonable estimation, based upon past performance and based on the information available to them at this time.  In addition, Bluegate Corporation’s management has represented that there are no pending contracts or work in progress that have not been disclosed. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances.  Therefore, such an opinion is not readily susceptible to the partial analysis or summary description.  Furthermore, in arriving at their opinion, they did not attribute any particular weight to any specific analysis or factor.  Rather, they have made qualitative judgments as to the significance and relevance of each.  Accordingly, CCA believes that their analysis must be considered as a whole.  In their analyses, they made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bluegate Corporation.  Any estimates contained in their analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.  Their conclusions were based upon methodologies and financial fairness considerations that they deem appropriate.  In accordance with recognized professional ethics, their fees for this service were not contingent upon the opinions expressed herein. Public filings indicate that the Company has a negative net worth based on tangible assets. The only tangible assets to be transferred will be about $40,000 worth of furniture, fixtures and electronic equipment that are part of the Medical Grade Network and Healthcare Information Management Systems operations. The intangible assets include the following: (1) Medical Grade Network (MGN) Operation – Fair Value Assessment.  Revenues have been declining over the last three years. They appear to have stabilized in 2009 at around $100,000 per month.  The increase in revenues in quarter 3 of 2009 is attributed to several larger dollar projects that are not expected to recur at the historic levels. For the nine months ended September 2009, this entity generated slightly more than $900,000 in revenues and produced a gross margin (profit after direct costs) of $130,000 or about 14%.  However, after including direct labors costs (reported as compensation) of $150,000, the operation lost $20,000. It must be noted that BGAT’s corporate overhead expense to maintain this business operation far exceeds an industry norm of 10%, which accounts in part for continuing ongoing losses. It is our assessment that while “Medical Grade Network” has been registered as a proprietary service mark, it does not appear (based on the trend of revenues and with no pending contracts) to have developed independent commercial recognition.  What value does exist is subsumed within the forecast cash flows as previously analyzed. Given the dire financial condition of BGAT, it is unrealistic to suggest that MGN be placed with a business broker to sell because that would likely require between six months and a year to locate a buyer and close the transaction.  Moreover, given the revenue trends, and a lack of future contracts, it is uncertain whether a buyer could be found, particularly in a down economy with tight credit; (2) Healthcare Information Management Systems (“HIMS”) Operation – Fair Value Assessment. Revenues have been steadily declining during the nine months ended September 2009 and the remaining two contracts will end during November 2009. Since the HIMS operation has no on-going business it will go dormant by the end of November 2009, and it is our assessment that without on-going operations this operation has no intangible fair value; and (3) Trilliant – Fair Value Assessment. This entity has no work force as of the end of September 2009 because of a lack of on-going projects. The remaining $20,000 in contract revenues will be earned through the use of outside contractors (former Trilliant employees).  The expectation is that the additional cost of using outside contractors rather than employees will consume any profit potential.

Convergent Capital Appraisers LLC provided the Fairness Opinion dated November 6, 2009 which is included as Exhibit 10.7 to the Schedule 14C filing. Convergent Capital Appraisers LLC did not provide a board book or similar report including any financial tables and analyses.

Based upon the criteria outlined in their report, and based upon their research and analysis, it is CCA’s opinion that: (i) the overall terms and conditions of the Purchase Transaction are fair from a financial point of view and (ii) pursuant to the Transaction Terms, the shareholders of Bluegate are receiving no less than adequate consideration.

The Fairness Opinion indicated among other items that: (1) the analysis of the fair value of the assets included in this transaction indicates that if anything, the price is likely a high price; (2) the total tangible collateral in this transaction is something less than $40,000 which means a loan value in the $30,000 range or less; (3) Trilliant Technology Group, Inc. (TTG) has no on-going operations while the Medical Grade Network (MGN) and Healthcare Information Management Systems (HIMS) operations have been trending downward; (4) these three operations are insufficient to support Bluegate Corporation’s overhead and if they are not sold in short order, they will likely cease to exist; and (5) without these transactions, Bluegate Corporation will continue to be in default on its loans and given the state of financial resources, may be forced to file for bankruptcy protection.  The conclusion in the Fairness Opinion stated “Based upon the foregoing evidence and analysis, it is our opinion that this transaction is fair from a financial point of view as it provides the common shareholders with more value than any other likely scenario.  Moreover, the price being paid to Bluegate Corporation is assessed as meeting or exceeding what we have determined to be a fair value for the assets to be sold to Sperco, LLC, Trilliant Corporation and SAI Corporation.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

During February 2009, the board of directors discussed the financial status of the company and the need for additional funds to continue operating. In early March 2009 there were discussions among the board members covering the full release of all claims by Manfred Sternberg in consideration for funds to be paid to him which resulted in the drafting of legal documents. During late March 2009 the board of directors discussed reducing salaries and eliminating certain accrued expenses and fees to the board members. During April 2009, Manfred Sternberg elected not to proceed with the full release of all claims in consideration for funds to be paid to him. In May 2009, William Koehler resigned as President from the company. In June 2009, (i) Manfred Sternberg and William Koehler filed wage claims for unpaid wages; and (ii) the company increased the size of the board of directors to consist of five directors. In July 2009, the board agreed (i) to pursue the possibility of selling certain parts of the business; (ii) to pursue the process of entering into orderly bankruptcy proceedings; and (iii) that the executive officer position of Chief Strategy Officer was eliminated and Manfred Sternberg’s employment was terminated. Additionally, in July 2009 Charles Leibold became a Director. During August through early October 2009, Stephen Sperco presented proposals to purchase certain assets and businesses of the company.  In October 2009, the company (i) engaged Convergent Capital Appraisers LLC to render a fairness opinion; and (ii) Manfred Sternberg, William Koehler and Dale Geary resigned as directors.

Related Party Transactions.

During the years ended December 31, 2009 and 2008, the Company engaged in related party transactions as follows:

Secured note payable:  During 2007, the Company entered into a line of credit agreement with SAI Corporation ("SAIC"), a corporation controlled by our CEO, Stephen Sperco (“SS”), to borrow up to $500,000. On February 28, 2008, the line of credit agreement with SAIC was amended to increase the borrowing to $700,000 and on February 28, 2008, Bluegate borrowed the additional $200,000 from SAIC for working capital purposes. As condition to and as additional consideration for SAIC’s agreement to lend the funds to the Company, the Company granted SAIC a security interest in its assets as more specifically detailed in the Promissory Note and Security Agreement, and increased the interest rate from 12% to 15% per annum. On July 14, 2008, the line of credit agreement with SAIC was amended to increase the borrowing to $900,000 and on July 31, 2008, Bluegate borrowed the additional $200,000 from SAIC for working capital purposes. Upon Bluegate borrowing the additional $200,000, the Company agreed to pay (1) SAIC a $40,000 origination fee and (2) Sperco Technology Group, Inc. (“STG”), a corporation controlled by SS, all past due amounts totaling $104,972. On August 14, 2008, the Company entered into a short term unsecured loan with SAIC to meet its working capital needs to borrow $65,000. Upon borrowing the $65,000, the Company agreed to pay SAIC a $6,500 origination fee and to repay SAIC with the first available funds once the August 15, 2008 payroll and medical insurance premium was paid. The Company paid the $65,000 loan and $6,500 fee on August 15, 2008. On August 28, 2008, the Company borrowed $50,000 from SAIC and agreed to pay SAIC a $5,000 origination fee. The Company paid the $50,000 funds borrowed and $5,000 fee on September 11, 2008. On October 16, 2008, the line of credit agreement with SAIC was amended to increase the borrowing to $1,100,000 and on October 21, 2008, Bluegate borrowed the additional $200,000 from SAIC for working capital purposes. Upon Bluegate borrowing the additional $200,000, the Company agreed to pay (1) SAIC a $20,000 origination fee and (2) STG all past due amounts totaling $56,837. On February 23, 2009, the line of credit agreement with SAIC was amended to increase the borrowing to $1,300,000 and on February 26, 2009, Bluegate borrowed the additional $200,000 from SAIC for working capital purposes. Upon Bluegate borrowing the additional $200,000, the Company agreed to pay SAIC a $20,000 origination fee.

The note payable to SAIC is due on demand and pursuant to the terms of the note; SAIC made a demand for payment during 2009.  Thirty days elapsed since SAIC made demand for payment and we were unable to repay SAIC and, as a result, this debt was in default in the principal amount of $1,300,000. Effective November 7, 2009, as a result of the Company entering into an Asset Sale and Purchase Agreement to sell certain Bluegate Corporation Medical Grade Network (“MGN”) and Healthcare Information Management Systems (“HIMS”) assets to Sperco, LLC (a company controlled by Stephen Sperco) and SAIC, respectively, the principal amount of the SAIC debt was reduced to $1,200,000 and SAIC rescinded its demand for payment. Additionally, interest on the note payable to SAIC was suspended from November 1, 2009 through February 28, 2010. See Disposition of Certain Assets and Business footnote 3.

As of December 31, 2009 and 2008, the Company had borrowed $1,200,000 and $1,100,000, respectively.

During the years ended December 31, 2009 and 2008, the Company incurred interest expense on the related party note payable debt of $187,808 and $116,712, respectively. At December 31, 2009 and 2008, $26,562 and $14,014 is payable to SAIC and included under the caption accrued liabilities to related parties totaling $73,337 and $98,855, respectively on the balance sheet.

Unsecured notes payable: During 2006, the Company entered into a line of credit agreement with Manfred Sternberg ("MS"), former Chief Strategy Officer and William Koehler ("WK"), former President and COO, for Bluegate to borrow up to $500,000 from each of them. As of October 31, 2009 and December 31, 2008, the Company had borrowed $34,451 and $34,628 from MS and WK, respectively.

The notes were due upon demand and are described in footnote 6, notes payable. During the years ended December 31, 2009 and 2008, the Company incurred interest expense on the related party notes payable debt of $10,176 and $11,067, respectively. At December 31, 2008 accrued interest of $2,970 and $4,033 was payable to MS and WK, respectively and included under the caption accrued liabilities to related parties totaling $98,855 on the balance sheet.

The note payable to WK, former Director/Corporate Officer, was due on demand and pursuant to the terms of the note; WK made a demand for payment during 2009.  Thirty days had elapsed since WK made his demand for payment and we were unable to repay the debt at that time and, as a result, that debt was in default in the principal amount of $34,628 plus accrued interest to September 30, 2009 in the amount of $7,182. As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with WK effective November 7, 2009, the note payable in the principal amount of $34,628 plus accrued interest to October 31, 2009 in the amount of $9,004 was paid in full. See Disposition of Certain Assets and Business footnote 3.

Note payable to MS, former Director/Corporate Officer, was due on demand. As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with MS effective November 7, 2009, the note payable in the principal amount of $34,451 plus accrued interest to October 31, 2009 in the amount of $7,922 was paid in full. See Disposition of Certain Assets and Business footnote 3.

Accounts payable to related party: SS is the founder and President of STG. STG is a privately held consulting firm that focuses in the areas of Telecommunications and Information Technology systems. STG provides independent, third party consulting, planning, and facilities management services.

During the years ended December 31, 2009 and 2008 the Company incurred $18,250 and $225,482, respectively of consulting services from STG. At December 31, 2008 $10,750 is payable to STG and included under the caption accounts payable to related party on the balance sheet.

SS is the sole manager and member of Sperco, LLC, a Texas limited liability company. Effective November 7, 2009, as a result of the Company entering into an Asset Sale and Purchase Agreement to sell certain Bluegate Corporation Medical Grade Network (“MGN”) and Healthcare Information Management Systems (“HIMS”) assets to Sperco, LLC, at December 31, 2009 $95,764 is payable to Sperco, LLC and included under the caption accounts payable to related party on the balance sheet.

During the years ended December 31, 2009 and 2008, the Company incurred interest expense on the related party accounts payable debt to STG of $18 and $1,191, respectively.

Accrued liabilities to related parties: Until the company achieved a net positive cash flow from operations, MS, WK and SS agreed not to cash some of their payroll or expense reimbursement checks issued to them for the period from July 1, 2007 through December 31, 2008. As of December 31, 2008, $64,817 of payroll and expense reimbursement checks was not cashed and $3,154 of accrued interest calculated thereon is included under the caption accrued liabilities to related parties totaling $98,855 on the balance sheet.

As of December 31, 2009, $37,916 of fees accrued to Board of Director member SS - $17,499 and former Board of Director member Dale Geary (“DG”) - $20,417 are included under the caption accrued liabilities to related parties totaling $73,337 on the balance sheet. As of December 31, 2008, $71,667 of fees accrued to Board of Director members MS - $20,000; WK - $20,000; SS - $15,000 and Dale Geary (“DG”) - $16,667 are included under the caption accrued liabilities to related parties totaling $98,855 on the balance sheet. As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with MS and WK effective November 7, 2009, accrued directors fees of $22,499 to MS and $22,499 to WK were eliminated. See Disposition of Certain Assets and Business footnote 3.

As of December 31, 2009, $6,000 of accrued vehicle allowances to SS is included under the caption accrued liabilities to related parties totaling $73,337 on the balance sheet. As of December 31, 2008, $18,000 of accrued vehicle allowances to MS - $6,000; WK - $6,000 and SS - $6,000 are included under the caption accrued liabilities to related parties totaling $98,855 on the balance sheet. As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with MS and WK effective November 7, 2009, accrued vehicle allowances of $6,000 to MS and $6,000 to WK were eliminated. See Disposition of Certain Assets and Business footnote 3.

Office space: In May 2006 (commencement of the current lease agreement) there was an agreement that Manfred Sternberg & Associates may occupy space and use the services of our offices for the term that the Company holds a lease on the property. As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with MS effective November 7, 2009, MS agreed to vacate the Company’s offices on or prior to February 28, 2010.  See Disposition of Certain Assets and Business footnote 3.

During the year ended December 31, 2009, the Company engaged in equity transactions as follows:

Effective November 7, 2009, Bluegate entered into the following transactions: 1) disposed of certain Medical Grade Network (“MGN”) assets and business and the elimination of certain liabilities (consisting primarily of: a) furniture, computers and related software and peripherals with a $17,889 book value; b)  contracts, agreements, lists of telephone and fax numbers, licenses, permits, intellectual properties, registered mark for MGN and business name of Bluegate with a -0- net book value; c) eliminated liabilities of $43,607 principally related to customer product prepays which were assumed by the purchaser) to Sperco, LLC (“Sperco”) (an entity controlled by Stephen Sperco (“SS”), our CEO/President/Director) for $200,000, with payment made by a combination of $100,000 cash and $100,000 forgiveness of debt to SAI Corporation (“SAIC”) (an entity controlled by SS), plus a net adjustment of $7,100 due to Bluegate from Sperco resulting from Bluegate’s collection of principally accounts receivable totaling $161,900 on behalf of Sperco for the period from November 8, 2009 through December 31, 2009, offset by Sperco’s payment of $169,000 to Bluegate for the personnel, facilities, tools, and resources necessary for Bluegate to support both the MGN and HIMS operations for Sperco for the same period; 2) entered into a Separation Agreement and Mutual Release in Full of all claims with Manfred Sternberg (“MS”) (former Director/Corporate Officer), which included the elimination of $28,499 of accrued director fees and vehicle allowances in exchange for repayment of a loan plus accrued interest totaling $44,369 to MS; and 3) entered into A Separation Agreement and Mutual Release in Full of all claims with William Koehler (“WK”) (former Director/Corporate Officer), which included the elimination of $28,499 of accrued director fees and vehicle allowances in exchange for repayment of a loan plus accrued interest totaling $44,374 with a direct payment to WK’s American Express account and a $1 payment to WK; and 4) disposed of certain Trilliant Technology Group, Inc.’s assets and business (consisting primarily of: a) Computers and related software and peripherals with a -0- net book value; b) lists of telephone and fax numbers and  intellectual properties with a -0- net book value) to Trilliant Corporation (an entity controlled by WK) for a cash payment of $5,000; and 5) disposed of certain Bluegate Healthcare Information Management Systems (“HIMS”) assets and business (consisting primarily of: a) Contracts, agreements and intellectual properties with a -0- net book value) to SAIC in exchange for a Mutual Release in Full of certain claims and a $1 payment to SAIC; and 6) obtained a Fairness Opinion dated November 6, 2009 presented by Convergent Capital Appraisers.

As a result of these transactions, Bluegate received $105,000 cash; reduced the secured note payable to SAIC by $100,000; paid off unsecured notes payable and accrued interest of $88,743 to MS and WK; eliminated $56,998 of accrued liabilities to MS and WK; recorded $24,234 of expenses (principally legal and professional); removed the remaining book value of fixed assets of $17,889, eliminated $43,607 of customer liabilities assumed by Sperco and the net effect of $263,484 as an increase to additional paid-in capital since the effect was treated as related party forgiveness of debt. Additionally the agreement provided for Sperco, LLC to contract the services of Bluegate employees and resources from November 8, 2009 through December 31, 2009 for $169,000 and the $169,000 was treated as an increase to Additional paid-in capital.

As of December 31, 2009, the company has outstanding: (i) 26,033,565 shares of common stock; (ii) 17,437,800 warrants; (iii) 9,833,597 options; and, (iv) preferred stock that are convertible into 1,200,000 shares of common stock, resulting in on a fully diluted basis, 54,504,962 shares of common stock. However, the company currently has only 50,000,000 shares of common stock authorized by our Articles of Incorporation. If all of the holders of warrants, options, convertible debt and preferred stock requested to exercise or convert all of the warrants, options, convertible debt and preferred stock, we would be unable to accommodate 4,504,962 shares of common stock in those requests. The company could have liability in the future if an option holder, warrant holder, preferred stock holder or holder of convertible debt desires to exercise or convert but cannot because we do not have enough unissued common stock available for issuance. However, the following individual or entities have waived their reservation of common stock underlying options and warrants until such time that the board of directors deems the waiver is not necessary as follows: Stephen Sperco and related entities - 5,000,000 shares.

During 2008, Bluegate completed the following equity transactions:

Issuance of common stock for conversion of related party accounts payable, accrued liabilities and interest: (1)  On February 14, 2008, we finalized and consummated a transaction with a deemed effective date of February 1, 2008 whereby we issued 9,150,000 shares of stock for the conversion of related party debts of directors totaling $305,000. The conversion and purchase price per share was $0.0333334. The excess of the fair value of the stock over the debt converted and shares purchased totaled $518,500 and was recorded as compensation expense. The following individuals or related entities converted debt and received the following shares: (i) Stephen Sperco, Director and CEO, received 3,000,000 shares; (ii) SAI Corporation, an entity controlled by Stephen Sperco, received 1,500,000 shares; (iii) Manfred Sternberg, Director and Chief Strategy Officer, received 2,400,000 shares; (iv) William Koehler, Director and President, received 2,100,000 shares; and, (v) Dale Geary, Director, received, 150,000 shares.

Issuance of common stock to related party for cash: (2) On February 14, 2008, we finalized and consummated a transaction with a deemed effective date of February 1, 2008 whereby we issued 300,000 shares of stock to two managers for $10,000. The purchase price per share was $0.0333334. The excess of the fair value of the stock over the shares purchased totaled $17,000 and was recorded as compensation expense. The following members of management purchased the following shares: Charles Leibold, CFO, purchased 150,000 shares; and, Larry Walker, President of Trilliant Technology Group, Inc., our 100% owned subsidiary, purchased 150,000 shares.

As a result of the February 14, 2008 transaction described in (1) and (2) above: (i) certain adjustment provisions in a previous convertible note agreements and warrant agreements issued in September 2005 and subsequent, were triggered and pursuant to the adjustment provisions, the exercise price of the previously issued warrants to purchase 1,534,800 shares of our common stock at $0.17 per share was reduced to $0.0333334 per share; and, (ii) certain adjustment provisions in previous warrant agreements issued in June and July 2007, were triggered and pursuant to the adjustment provisions, the exercise price of previously issued warrants to purchase 7,500,000 shares of our common stock at $0.17 per share was reduced to $0.0333334 per share.

Issuance of common stock warrants as additional consideration to borrow funds from related party: As disclosed in the above footnote 6, Notes Payable, during 2007 the Company entered into a line of credit agreement with SAI Corporation (“SAIC”), a corporation controlled by our CEO, Stephen Sperco, to borrow up to $500,000 and, as of December 31, 2007 the Company had borrowed $500,000 from SAIC. On February 28, 2008, the line of credit agreement was amended to increase the borrowing to $700,000 and on February 28, 2008, Bluegate borrowed the additional $200,000 from SAIC for working capital purposes.

As condition to and as additional consideration for SAIC’s agreement to lend the funds to the Company, the Company (i)granted SAIC a security interest in its assets as more specifically detailed in the Promissory Note and Security Agreement, and increased the interest rate from 12% to 15% per annum; (ii) reduced the exercise price on 2,200,000 existing warrants and options issued to SAIC and Stephen Sperco, and their assigns, from the current per share exercise prices of $0.17, $0.34, $0.75 and $1.00 to $0.0333334 per share; and (iii) granted 1,000,000 new warrants to SAIC with an exercise price of $0.0333334 per share that expire February 28, 2013. The fair value of the 1,000,000 warrants was $109,028 on the date of issuance. Because the warrants were granted to a related party and the exercise price on the grant date was below the market price of our stock, we expensed $109,028 in February 2008 related to this transaction.

Issuance of common stock for options exercised for conversion of related party debt: In October 2008, we issued 1,150,000 unrestricted shares and 100,000 restricted shares of common stock to Stephen Sperco, our CEO as a result of his exercise of stock options on October 17, 2008. The Company satisfied related party accrued expenses and accrued interest owed to Mr. Sperco amounting to $38,334 and $3,334, respectively upon the exercise of these stock options.

As of December 31, 2008, the company has outstanding: (i) 26,033,565 shares of common stock; (ii) 17,521,550 warrants; (iii) 9,783,597 options; and, (iv) preferred stock that are convertible into 1,200,000 shares of common stock, resulting in on a fully diluted basis, 54,538,712 shares of common stock. However, the company currently has only 50,000,000 shares of common stock authorized by our Articles of Incorporation. If all of the holders of warrants, options, convertible debt and preferred stock requested to exercise or convert all of the warrants, options, convertible debt and preferred stock, we would be unable to accommodate 4,538,712 shares of common stock in those requests. The company could have liability in the future if an option holder, warrant holder, preferred stock holder or holder of convertible debt desires to exercise or convert but cannot because we do not have enough unissued common stock available for issuance. However, the following individuals or entities have waived their reservation of common stock underlying options and warrants until such time that the board of directors deems the waiver is not necessary as follows: Stephen Sperco and related entity (3,000,000 shares); Manfred Sternberg and related entities (2,000,000 shares); and William Koehler (2,000,000 shares).

Election of Company Directors.
In June 2007, we increased the size of our Board of Directors to consist of five Directors. We currently have two members of our Board of Directors, who were elected and hold office until their successors are elected and qualified. There are three vacancies. The two members of the Board of Directors are Stephen Sperco and Charles Leibold. Effective July 30, 2009, Stephen Sperco was appointed Chairman of the Board and the titles of CEO and President were combined, and Stephen Sperco was appointed President. Mr. Sperco is our CEO/President and Director.  Effective July 29, 2009, Charles Leibold became a Director as a result of: (A) the June 12, 2009 written consent of a majority of our shareholders; (B) the June 22, 2009 filing of a Preliminary Information Statement; (C) the July 8, 2009 filing of a Definitive Information Statement; and, (D) the July 9, 2009 mailing of the Definitive Information Statement to our shareholders.  The Definitive Information Statement had a record date of June 25, 2009. Mr. Leibold remains our Chief Financial Officer and Principal Accounting Officer. Effective July 30, 2009, the executive officer position of Chief Strategy Officer was eliminated and Mr. Sternberg’s employment was terminated.  Effective October 28, 2009, Mr. Sternberg resigned as Director. Effective May 31, 2009, Mr. Koehler resigned as an employee from the company and effective October 27, 2009, Mr. Koehler resigned as Director. Effective October 28, 2009, Mr. Geary resigned as Director.

FINANCIAL AND PRO FORMA INFORMATION.

Disposition of Certain Assets and Business

In order to preserve common shareholder value, avoid bankruptcy and minimize Bluegate’s ongoing loss, effective November 7, 2009, Bluegate entered into the following transactions: 1) disposed of certain Medical Grade Network (“MGN”) assets and business and the elimination of certain liabilities (consisting primarily of: a) furniture, computers and related software and peripherals with a $17,889 book value; b)  contracts, agreements, lists of telephone and fax numbers, licenses, permits, intellectual properties, registered mark for MGN and business name of Bluegate with a -0- net book value; c) eliminated liabilities of $43,607 principally related to customer product prepays which were assumed by the purchaser) to Sperco, LLC (“Sperco”) (an entity controlled by Stephen Sperco (“SS”), our CEO/President/Director) for $200,000, with payment made by a combination of $100,000 cash and $100,000 forgiveness of debt to SAI Corporation (“SAIC”) (an entity controlled by SS), plus a net adjustment of $7,100 due to Bluegate from Sperco resulting from Bluegate’s collection of principally accounts receivable totaling $161,900 on behalf of Sperco for the period from November 8, 2009 through December 31, 2009, offset by Sperco’s payment of $169,000 to Bluegate for the personnel, facilities, tools, and resources necessary for Bluegate to support both the MGN and HIMS operations for Sperco for the same period; 2) entered into a Separation Agreement and Mutual Release in Full of all claims with Manfred Sternberg (“MS”) (former Director/Corporate Officer), which included the elimination of $28,499 of accrued director fees and vehicle allowances in exchange for repayment of a loan plus accrued interest totaling $44,369 to MS; and 3) entered into A Separation Agreement and Mutual Release in Full of all claims with William Koehler (“WK”) (former Director/Corporate Officer), which included the elimination of $28,499 of accrued director fees and vehicle allowances in exchange for repayment of a loan plus accrued interest totaling $44,374 with a direct payment to WK’s American Express account and a $1 payment to WK; and 4) disposed of certain Trilliant Technology Group, Inc.’s assets and business (consisting primarily of: a) Computers and related software and peripherals with a -0- net book value; b) lists of telephone and fax numbers and  intellectual properties with a -0- net book value) to Trilliant Corporation (an entity controlled by WK) for a cash payment of $5,000; and 5) disposed of certain Bluegate Healthcare Information Management Systems (“HIMS”) assets and business (consisting primarily of: a) Contracts, agreements and intellectual properties with a -0- net book value) to SAIC in exchange for a Mutual Release in Full of certain claims and a $1 payment to SAIC; and 6) obtained a Fairness Opinion dated November 6, 2009 presented by Convergent Capital Appraisers.

As a result of these transactions, Bluegate received $105,000 cash; reduced the secured note payable to SAIC by $100,000; paid off unsecured notes payable and accrued interest of $88,743 to MS and WK; eliminated $56,998 of accrued liabilities to MS and WK; recorded $24,234 of expenses (principally legal and professional); removed the remaining book value of fixed assets of $17,889, eliminated $43,607 of customer liabilities assumed by Sperco and the net effect of $263,484 as an increase to Additional paid-in capital since the effect was treated as related party forgiveness of debt. There was no income tax (benefit) recorded as a result of the disposition since Bluegate has sufficient unused net operating losses available. Additionally the agreement provided for Sperco, LLC to contract the services of Bluegate employees and resources from November 8, 2009 through December 31, 2009 for $169,000 and the $169,000 was treated as an increase to Additional paid-in capital. The revenue and loss applicable to discontinued operations in 2009 were $2,642,450 and 112,180, respectively.

As a result of the disposition of certain assets and business, effective January 1, 2010 there are no Bluegate Corporation employees and Sperco, LLC will continue to provide management, accounting, administrative, maintenance and technical support for Bluegate’s business and corporate reporting requirements as needed in exchange for short term free rent.

The acquiring company, Sperco, LLC, a Texas Limited Liability Company was formed in November 2009. An initial cash contribution of $1,000 was made by Stephen J. Sperco, who as the sole manager owns a 100% membership interest. Bluegate’s net tangible book value (deficit) per share was ($0.06) prior to the November 7, 2009 transaction and after the transaction the net tangible book value (deficit) per share was reduced by ($0.01) to ($0.05).

Below are the consolidated statements of operations and balance sheets for the years ended December 31, 2009 and 2008 as a result of the disposition of certain assets and business.

BLUEGATE CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS

	FOR THE YEAR ENDED DECEMBER 31,
	2009	2008
Service revenue	$351,500	$599,081
Cost of services	206,661	430,560
Gross profit	144,839	168,521
Selling, general and administrative expenses	208,220	282,863
Compensation expense	13,527	1,108,209
Loss from operations	(76,908)	(1,222,551)
Interest expense	(189,692)	(184,315)
Gain on derivative financial instruments	59,000	-
Net loss from continuing operations	(207,600)	(1,406,866)
Loss from discontinued operations	(112,182)	(387,680)
Net loss	$(319,782)	$(1,794,546)
Basic and diluted earnings (loss) per share
Continuing operations	$(0.01)	$(0.06)
Discontinued operations	(0.00)	(0.02)
Net loss	(0.01)	(0.07)

Basic and diluted weighted average shares outstanding	26,033,565	24,229,084

BLUEGATE CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$27,084	$11,283
Accounts receivable, net	92,469	18,917
Prepaid expenses and other	41,064	16,812
Assets of discontinued operations	-	489,400
Total current assets	160,617	536,412
Assets of discontinued operations - property and equipment , net	-	44,381
Total assets	$160,617	$580,793
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$37,036	$84,142
Accounts payable to related party	95,764	10,750
Accrued liabilities	40,693	75,513
Notes payable	-	12,800
Notes payable to related parties	1,200,000	1,100,000
Accrued liabilities to related parties	73,337	98,855
Deferred revenue	12,142	13,331
Derivative liabilities	25,000	-
Liabilities of discontinued operations	-	539,736
Total current liabilities	1,483,972	1,935,127
Commitments and contingencies - Note 10
Stockholders’ deficit:
Undesignated preferred stock, $.001 par value, 9,999,952 shares authorized, none issued and outstanding	-	-
Series C Convertible Non-Redeemable preferred stock, $.001 par value, 48 shares authorized, issued and outstanding at December 31, 2009 and 2008; $12,500 per share liquidation preference ($600,000 aggregate liquidation preference at December 31, 2009)	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, 26,033,565 shares issued and outstanding at December 31, 2009 and 2008	26,034	26,034
Additional paid-in capital	22,075,546	26,240,785
Accumulated deficit	(23,424,935)	(27,621,153)
Total stockholders’ deficit	(1,323,355)	(1,354,334)
Total liabilities and stockholders’ deficit	$160,617	$580,793

RESULTS OF OPERATIONS - CONTINUING

	Continuing Year Ended December 31,			Increase (Decrease)
	2009	2008	2007	2009 from 2008	2008 from 2007
Service revenue	$351,500	$599,081	$750,120	$(247,581)	$(151,039)
Cost of services	206,661	430,560	487,225	(223,899)	(56,665)
Gross profit	144,839	168,521	262,894	(23,682)	(94,373)
Selling, general and administrative expenses	208,220	282,863	250,300	(74,643)	32,563
Compensation expense	13,527	1,108,209	3,155,150	(1,094,682)	(2,046,941)
Loss from operations	(76,908)	(1,222,551)	(3,142,556)	(1,145,643)	(1,920,005)
Interest expense	(189,692)	(184,315)	(43,763)	5,377	140,552
Deemed dividend on preferred stock	-	-	(600,000)	-	600,000
Gain on derivative financial instrument	59,000	-	-	59,000	-
Net loss from continuing operations	$(207,600)	$(1,406,866)	$(3,786,319)	$(1,199,266)	$(2,379,453)

Service Revenue.

The decrease in Service Revenue of $151,039 from 2007 to 2008 and $247,581 from 2008 to 2009 is due to a reduction in our networking service (carrier/circuit) business that provides internet connectivity to corporate clients on a subscription basis.

Cost of Services.

The net decrease in Cost of Services of $56,665 from 2007 to 2008 and $223,899 from 2008 to 2009 is due to a reduction in our networking service (carrier/circuit) business that provides internet connectivity to corporate clients on a subscription basis.

Gross Profit.

Our Gross Profit decreased $94,373 from 2007 to 2008 and decreased $23,682 from 2008 to 2009. Our Gross Profit as a percentage of Service Revenue decreased from 35% in 2007 to 28% in 2008 and increased to 41% in 2009 primarily as a result of the changes in the Service Revenue and Cost of Services as described above.

Selling, General and Administrative Expenses (SG&A).

The increase in SG&A of $32,563 from 2007 to 2008 is due primarily to a rent adjustment. The $74,643 decrease in SG&A from 2008 to 2009 is due primarily to the effects of additional cost control measures.

Compensation Espense.
The decrease in Compensation Expense of $2,046,941 from 2007 to 2008 is principally comprised of the following:
$(2,514,000)	decrease primarily related to options issued for employee services
(143,000)	decrease related to issuance of shares for employee compensation
519,000	increase related to conversion of related party debt for common stock
109,000	increase related to warrants issued to borrow funds from a related party
17,000	increase related to related party purchase of common stock for cash

The decrease in Compensation Expense of $1,094,682 from 2008 to 2009 is principally comprised of the following:
$(519,000)	decrease related to conversion of related party debt for common stock
(416,000)	decrease related to options issued for employee services
(109,000)	decrease related to warrants issued to borrow funds from a related party
(17,000)	decrease related to related party purchase of common stock for cash

Interest Expense.

The increase in Interest Expense of $140,552 from 2007 to 2008 was a result of the $600,000 increase in borrowings under the secured note payable to related party. The increase of $5,377 from 2008 to 2009 was primarily attributable to: (1) $200,000 increase in borrowings in February 2009 under the secured note payable to related party; and (2) offset by the $100,000 reduction of the secured note payable and suspension of interest charged for the months of November and December 2009 to related party as a result of the disposition of certain assets and business effective November 7, 2009.

Deemed Dividend on Preferred Stock.

There was no Deemed Dividend on Preferred Stock and common stock warrants issued for the years 2009 and 2008 as compared to $600,000 for the year 2007.

Gain on Derivative Financial Instruments.

In June 2008, the FASB finalized ASC 815-15, "Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity's Own Stock". The pronouncement  lays out a procedure to determine if an equity-linked financial instrument (or embedded feature) is indexed to its own common stock. The pronouncement is effective for fiscal years beginning after December 15, 2008. Some of Bluegate’s outstanding warrants that were previously classified in equity were reclassified to derivative liabilities on January 1, 2009 as a result of this pronouncement.  Bluegate estimated the fair value of these liabilities as of January 1, 2009 to be $84,000. The fair value of these liabilities was $25,000 at December 31, 2009. The $59,000 change in fair value is reported in our consolidated statement of operations as a gain on derivative financial instruments.

Net Loss from Continuing Operations.

The Net Loss from Continuing Operations decreased $2,379,453 from 2007 to 2008 and decreased $1,199,266 from 2008 to 2009 due to the items described above.

FINANCIAL CONDITION

	Year Ended December 31,			Increase (Decrease)
	2009	2008	2007	2009 from 2008	2008 from 2007
Net cash (used in) operating activities	$(349,456)	$(660,290)	$(1,923,684)	$(310,834)	$(1,263,394)
Net cash provided by (used in) investing activities	105,000	(23,470)	(34,708)	128,470	(11,238)
Net cash provided by financing activities	260,257	651,340	1,745,974	(391,083)	(1,094,634)
Net increase (decrease) in cash	$15,801	$(32,420)	$(212,418)	$48,221	$(179,998)
Cash balance at end of period	$27,084	$11,283	$43,703

Operating Activities.

The decrease of $1,263,394 in cash used in operations from 2007 to 2008 is primarily due to the $1,027,000 decrease in personnel and related salaries as a result of: (1) the completion of certain large application development engagements during 2007; (2) a decision by one of the healthcare systems that we contracted with to provide managed security services to their physicians, notified their physicians that effective January 1, 2008 they would no longer subsidize those costs, which resulted in the reduction of the number of physician practices we served for that system; (3) the reduction of EMR related projects; and (4) partially offset by an increase of personnel and salaries related to the implementation project management and consulting services. The decrease of $310,834 in cash used in operations from 2008 to 2009 is primarily due to: (1) a decrease in personnel related to the completion of certain large application development engagements; (2) a reduction in product sales; and (3) the effects of additional cost control measures.

Investing Activities.

The changes in the net cash used in investing activities from 2007 through 2008 are insignificant.  The increase of $128,470 from 2008 to 2009 is primarily due to $105,000 provided by the sale of fixed assets.

Financing Activities.

The net decrease of $1,094,634 in cash provided by financing activities from 2007 to 2008 is primarily due to: (1) a $605,000 decrease in investments in the company’s common stock and warrants; (2) a $600,000 decrease due to the investment in preferred stock by a related party in 2007; and (3) a $65,000 net increase in related party short term debt. The net decrease of $391,083 in cash provided by financing activities from 2008 to 2009 is primarily due to: (1) a $535,000 net decrease in related party short term debt; (2) a $95,000 decrease in investments in the company’s common stock and warrants; and (3) offset by an increase of $169,000 for employee services and resources provided to a related party and (5) decrease in payments of $69,917 on related party short term debt.

Purchase Price Relative to Fair Value and Fairness
Prior to the purchase/sale transaction, the Company obtained a Fairness Opinion.  The determination of fairness is a measurement of relative values.  Does one party to the transaction benefit disproportionately and to the detriment of another party.  In this case, the question is whether Sperco, LLC, Trilliant Corporation and SAI Corporation will benefit to the detriment of the common shareholders.

The Fairness Opinion indicated among other items that: (1) the analysis of the fair value of the assets included in this transaction indicates that if anything, the price is likely a high price; (2) the total tangible collateral in this transaction is something less than $40,000 which means a loan value in the $30,000 range or less; (3) Trilliant Technology Group, Inc. (TTG) has no on-going operations while the Medical Grade Network (MGN) and Healthcare Information Management Systems (HIMS) operations have been trending downward; (4) these three operations are insufficient to support Bluegate Corporation’s overhead and if they are not sold in short order, they will likely cease to exist; and (5) without these transactions, Bluegate Corporation will continue to be in default on its loans and given the state of financial resources, may be forced to file for bankruptcy protection.  The conclusion in the Fairness Opinion stated “Based upon the foregoing evidence and analysis, it is our opinion that this transaction is fair from a financial point of view as it provides the common shareholders with more value than any other likely scenario.  Moreover, the price being paid to Bluegate Corporation is assessed as meeting or exceeding what we have determined to be a fair value for the assets to be sold to Sperco, LLC, Trilliant Corporation and SAI Corporation.

MISCELLANEOUS

Manfred Sternberg (former Director and Corporate Officer) and William Koehler (former Director and Corporate Officer), filed with the Texas Workforce Commission wage claims for unpaid wages for $38,000 and $42,000, respectively. We have provided the employer responses to the Texas Workforce Commission and were waiting the Commissions response. As a result of the Company entering into a Separation Agreement and Mutual Release in Full of all claims with Manfred Sternberg and William Koehler effective November 7, 2009, these wage claims were included in the releases and are no longer valid.

One (1) Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders sharing such address.  Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the shareholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement or other communications to the shareholder in the future.  In the event a shareholder desires to provide us with such notice, it may be given verbally by telephoning our offices at 713-686-1100 or by mail to our address at Bluegate Corporation, 701 North Post Oak Road, Suite 600, Houston, Texas 77024, Attention: Corporate Secretary.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, as a result, we file annual, quarterly, and special reports, proxy and information statements, and other information with the Securities and Exchange Commission (the “Commission”). You may read, without charge, or copy, at prescribed rates, any document that the Company files with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20594. Please call the Commission at 1-800-732-0330 for further information on the public reference rooms and their copy charges. Our electronic filings with the Commission also are available to the public over the Internet at a World Wide Web Site maintained by the Commission at http://www.sec.gov.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board of Directors
/s/ Stephen J. Sperco
Stephen J. Sperco
Chief Executive Officer